Exhibit 99.1

CCUR HOLDINGS REPORTS $5.4 MILLION OF NET INCOME IN Q4 FY 2020

DULUTH, GA, September 15, 2020 – CCUR Holdings, Inc. (OTCQB: CCUR) today reported net income attributable to its stockholders of $5,380,000, or $0.61 per diluted share, for the fourth quarter of fiscal year 2020. This is the sixth consecutive quarter the Company reported net income and earnings per share. The Company reported net income attributable to its stockholders of $12,230,000, or $1.38 per diluted share, for the fiscal year ended June 30, 2020.

Revenue for the quarter decreased to $892,000 compared to $1,846,000 during the prior fiscal year period. The revenue decrease was primarily due to merchant cash advance (MCA) revenue decreasing 57% to $618,000 compared to $1,435,000 in the fourth quarter of fiscal year 2019. Fiscal year 2020 fourth quarter revenue from interest on loans decreased 33% to $274,000, compared to $411,000 in the fourth quarter of the prior year. Other interest income and realized and unrealized gains on investments, net for the period totaled $1,756,000 compared to $1,751,000 in the prior fiscal year fourth quarter.

“Our performance for the quarter was impacted by the business disruption caused by the COVID-19 pandemic, and our cessation of funding merchant cash advances during this period,” commented Igor Volshteyn, President and Chief Operating Officer. “Fortunately, we had already begun to reduce direct MCA exposure prior to the pandemic, allowing us to navigate the disruption with minimum balance sheet impact. We continue to focus on generating revenues from our merchant cash advance syndication fees and aviation funding operations, as well as our real estate operations. Based on our continued aviation funding, we recently created a new subsidiary CCUR Aviation Finance LLC to focus on those funding opportunities.”

The Company’s history of profitability and projections of future taxable income enabled it to record a $6.5 million tax benefit for the quarter attributable to the release of a valuation allowance reserve that it has historically maintained on its deferred tax assets. “Our goal over the coming months is to continue to minimize our risk exposure while pursuing attractive opportunities to deploy our capital and enhance our long-term growth prospects. We believe our operating results, when combined with a robust balance sheet and a clear plan to successfully navigate the current operating environment, position us to continue to build stockholder value,” stated Mr. Volshteyn.

Selling, general, and administrative (“SG&A”) expenses for the fourth quarter of fiscal year 2020 were $4,122,000. During the fourth quarter of fiscal year 2020, the Company modified the vesting requirements of stock appreciation rights (“SAR”) granted to its asset manager, resulting in $2,841,000 of incremental expense for the quarter. Importantly, the SAR expense represented a non-cash item for the quarter that was one time in nature. CCUR also paid an additional $399,000 in one-time fees to its asset manager. Both of these expenses were recorded within SG&A expense. The Company’s asset manager exclusively manages the Company’s securities portfolio and works with the Company’s board and executive team to identify strategic growth and acquisition opportunities. Total operating expenses for the fourth quarter of fiscal year 2020 were $3,836,000 and included a $2,010,000 reduction of expense attributable to a change in the fair value of contingent consideration. This change in fair value was due to our decision to cease funding MCAs during the fourth quarter of fiscal year 2020 and the termination of the earnout and warrant agreements with the non-controlling member of the Company’s subsidiary LM Capital Solutions, LLC (“LMCS”) as part of a July 2020 recapitalization of this subsidiary. The Company also recorded $1,395,000 of expenses attributable to impairment of LMCS’ goodwill and other long-lived assets due to the Company’s cessation of funding merchant cash advances through LMCS and the impact of the COVID-19 pandemic on LMCS’ remaining revenue streams.

The Company reported net income attributable to its stockholders of $5,380,000, or $0.61 per diluted share, for the fourth quarter of fiscal year 2020, as compared to $803,000, or $0.09 per diluted share, for the fourth quarter of fiscal year 2019. Total working capital as of June 30, 2020 was $51,011,000 as compared with $48,823,000 as of June 30, 2019. The Company’s balance sheet remains strong, and at June 30, 2020, it had cash and cash equivalents of approximately $9,336,000.

Twelve Month Results

Revenue for the twelve months ended June 30, 2020 was $5,873,000 compared to $3,456,000 for the twelve months ended June 30, 2019. The revenue increase reflects an 89% year-over-year growth of the Company’s MCA revenue, which was $4,682,000 in fiscal year 2020, compared to $2,480,000 for the prior fiscal year. Revenue from interest on loans was $1,191,000 for fiscal year 2020, representing a 22% increase from $976,000 for fiscal year 2019. Other interest income and realized and unrealized gains on investments, net for fiscal year 2020 totaled $8,471,000 compared to $3,098,000 in the comparable prior fiscal year period. The Company reported net income attributable to its stockholders of $12,230,000, or $1.38 per diluted share, for fiscal year 2020 compared to net income of $681,000, or $0.08 per diluted share, for fiscal year 2019. The Company generated operating cash flow of $3,590,000 in fiscal year 2020, compared to $1,782,000 in fiscal year 2019.

On March 9, 2020, the Company paid a special one-time cash dividend of $0.50 per share of the Company’s common stock to common stockholders (record date: February 24, 2020).

About CCUR Holdings, Inc.

CCUR Holdings, Inc. (“CCUR”) operates MCA, real estate and aviation funding business segments through its subsidiaries LM Capital Solutions, LLC, Recur Holdings LLC and CCUR Aviation Finance LLC, respectively, and actively pursues other business opportunities to maximize the value of its assets through evaluation of additional operating businesses or assets for acquisition. More information on the Company is available at www.ccurholdings.com.

Forward Looking Statements

Certain statements made or incorporated by reference herein which do not constitute statements of historical fact are “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used or incorporated by reference in this report, the words “believes,” “expects,” “estimates,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments such as future financial performance or returns, as well as expectations, beliefs, plans, estimates or projections relating to the future and current assessments of business opportunities, are forward-looking statements within the meaning of these laws. These statements are based on beliefs and assumptions of CCUR’s management, which are based on currently available information. Except for the historical information contained herein, the matters discussed in this communication may contain forward-looking statements that involve risks and uncertainties that may cause CCUR’s actual results to be materially different from such forward-looking statements and could materially adversely affect its business, financial condition, operating results and cash flows. These risks and uncertainties include, but are not limited to, the duration and impact of illness caused by COVID-19 on CCUR’s business plans and expected operating results, CCUR’s ability to successfully negotiate, perform due diligence and consummate any additional acquisitions, expected cash and liquidity positions, expected financial performance and revenue streams, market fluctuations in or material financial or regulatory changes impacting the MCA and real estate industry and general business conditions, as well as other risks listed in the Company’s most recently filed Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission and risk and uncertainties not presently known to CCUR or that CCUR currently deems immaterial.

CCUR wishes to caution against placing undue reliance on any forward-looking statements, which speak only as of the date on which they were made. CCUR does not undertake any obligation to update forward-looking statements, whether as a result of future events, new information or otherwise, except as required by applicable law.

(Tables to follow)

Contact:

IR@ccurholdings.com

(770)305-6434

CCUR HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	June 30, 2020	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$9,336	$8,083
Equity securities, fair value	7,372	7,405
Fixed maturity securities, available-for-sale, fair value	21,429	20,393
Current maturities of mortgage and commercial loans receivable	3,878	3,184
Advances receivable, net	11,436	9,389
Prepaid expenses and other current assets	1,204	1,779
Total current assets	54,655	50,233

Land investment	3,568	3,265
Deferred income taxes, net	6,632	475
Mortgage and commercial loans receivable, net of current maturities	1,695	3,680
Definite-lived intangibles, net	1,870	2,910
Goodwill	480	1,260
Other long-term assets, net	950	651
Total assets	$69,850	$62,474

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$803	$660
Management fee payable	2,841	-
Contingent consideration, current	-	750
Total current liabilities	3,644	1,410

Long-term liabilities:
Pension liability	4,005	4,136
Contingent consideration, long-term	-	2,340
Long-term debt	-	1,600
Other long-term liabilities	912	632
Total liabilities	8,561	10,118

Stockholders' equity:
Shares of common stock, par value $0.01; 14,000,000 authorized; 8,797,671 and 8,756,156 issued and outstanding at June 30, 2020 and 2019, respectively	88	87
Capital in excess of par value	209,223	208,881
Non-controlling interest	1,261	762
Accumulated deficit	(143,077)	(150,795)
Accumulated other comprehensive loss	(6,206)	(6,579)
Total stockholders' equity	61,289	52,356
Total liabilities, non-controlling interest, and stockholders' equity	$69,850	$62,474

CCUR HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Merchant cash advance fees and other revenue	$618	$1,435	$4,682	$2,480
Interest on mortgage and commercial loans	274	411	1,191	976
Total revenues	892	1,846	5,873	3,456
Operating expenses:
Selling, general, and administrative	4,122	1,163	7,731	3,699
Amortization of purchased intangibles	120	126	479	179
Impairment of goodwill and long-lived assets	1,395	-	1,395	-
Change in fair value of contingent consideration	(2,010)	730	(3,090)	730
Provision for credit losses on advances	209	767	849	1,605
Total operating expenses	3,836	2,786	7,364	6,213
Operating loss	(2,944)	(940)	(1,491)	(2,757)

Other interest income	1,331	1,628	7,004	4,416
Realized gain (loss) on investments, net	435	(259)	2,252	467
Unrealized (loss) gain on equity securities, net	(10)	382	(785)	(1,785)
Other income (expense), net	244	(16)	19	249
(Loss) income before income taxes	(944)	795	6,999	590

(Benefit) provision for income taxes	(6,478)	113	(6,030)	40

Net income	5,534	682	13,029	550

Less: Net (income) loss attributable to non-controlling interest	(154)	121	(799)	131

Net income attributable to CCUR Holdings, Inc. stockholders	$5,380	$803	$12,230	$681

Earnings per share attributable to CCUR Holdings, Inc. stockholders:
Basic	$0.61	$0.09	$1.39	$0.08
Diluted	$0.61	$0.09	$1.38	$0.08

Weighted average shares outstanding - basic	8,797,671	8,768,516	8,772,969	8,941,413
Weighted average shares outstanding - diluted	8,848,834	8,793,809	8,832,519	8,958,462

CCUR HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended
	June 30, 2020	March 31, 2020
Revenues:
Merchant cash advance fees and other revenue	$618	$1,176
Interest on mortgage and commercial loans	274	287
Total revenues	892	1,463
Operating expenses:
Selling, general, and administrative	4,122	968
Amortization of purchased intangibles	120	120
Impairment of goodwill and long-lived assets	1,395	-
Change in fair value of contingent consideration	(2,010)	(680)
Provision for credit losses on advances	209	244
Total operating expenses	3,836	652
Operating (loss) income	(2,944)	811

Other interest income	1,331	1,391
Realized gain (loss) on investments, net	435	(102)
Unrealized loss on equity securities, net	(10)	(617)
Other income (expense), net	244	(291)
(Loss) income before income taxes	(944)	1,192

(Benefit) provision for income taxes	(6,478)	292

Net income	5,534	900

Less: Net income attributable to non-controlling interest	(154)	(193)

Net income attributable to CCUR Holdings, Inc. stockholders	$5,380	$707

Earnings per share attributable to CCUR Holdings, Inc. stockholders:
Basic	$0.61	$0.08
Diluted	$0.61	$0.08

Weighted average shares outstanding - basic	8,797,671	8,779,681
Weighted average shares outstanding - diluted	8,848,834	8,858,497